Exhibit 99.1

TransAtlantic Petroleum Announces Fourth Quarter and Year-End 2019 Financial Results and Provides an Operations Update

Hamilton, Bermuda (March 25, 2020) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today announced its financial results for the quarter and year ended December 31, 2019 and provided an operations update. Additional information can be found on the Company’s website at http://www.transatlanticpetroleum.com.

Summary

•

Estimated proved reserves as of December 31, 2019 were 10,670 thousand barrels of oil equivalent (“MBOE”), up 3% from 10,383 MBOE as of December 31, 2018. Estimated proved developed reserves as of December 31, 2019 were 6,004 MBOE, up 11% from 5,423 MBOE as of December 31, 2018. Estimated proved undeveloped reserves as of December 31, 2018 were 4,666 MBOE, down 6% from 4,960 MBOE as of December 31, 2018.

•

Net loss in the fourth quarter of 2019 was $2.5 million, down 253% from a loss of $0.7 million in the fourth quarter of 2018 and down 336% from net income of $1.1 million in the third quarter of 2019.  Net loss in 2019 was $5.4 million, down 3% from a loss of $5.2 million in 2018.

•

Adjusted EBITDAX in the fourth quarter of 2019 was $8.5 million, up 36% from $6.2 million in the fourth quarter of 2018 and up 8% from $7.8 million in the third quarter of 2019.[1] Adjusted EBITDAX in 2019 was $39.2 million, up 6% from $37.1 million in 2018.

•

Total debt as of December 31, 2019 was $20.0 million, down 23.4% from $26.1 million as of September 30, 2019. Net debt as of December 31, 2019 was $10.3 million, down 11% from $11.6 million as of September 30, 2019.[2]

•

Revenues in the fourth quarter of 2019 were $16.5 million, up 6% from $15.5 million in the fourth quarter of 2018 and up 12% from $14.7 million in the third quarter of 2019. Revenues in 2019 were $67.4 million, down 5% from $70.8 million in 2018.

•

Average daily net sales volumes in the fourth quarter of 2019 were 2,763 barrels of oil equivalent per day (“BOEPD”), up 4% from 2,662 BOEPD in the third quarter of 2019 and down 8% from 3,016 BOEPD in the fourth quarter of 2018. Average daily net sales volumes for 2019 were 2,844 BOEPD, down 2% from 2,892 BOEPD in 2018.

[1]	Adjusted EBITDAX is a non-GAAP financial measure. See the reconciliation at the end of the press release.
[2]

Net debt is a non-GAAP financial measure consisting of total debt as reflected on the Company’s balance sheet minus cash and cash equivalents as reflected on the Company’s balance sheet. For December 31, 2019, total debt was $20.0 million, and cash and cash equivalents was $9.7 million. For September 30, 2019, total debt was $26.1 million, and cash and cash equivalents was $14.5 million.

•

Operating income in the fourth quarter of 2019 was $5.1 million, up 82% from $2.8 million in the fourth quarter of 2018 and up 24% from $4.1 million in the third quarter of 2019. Operating income for 2019 was $18.9 million, down 26% from $25.5 million in 2018.

Fourth Quarter 2019 Results of Operations

	For the Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
Net Sales:
Oil (MBBL)	245	237	271
Natural gas (MMCF)	53	47	44
Total net sales (MBOE)	254	245	278
Average net sales (BOEPD)	2,763	2,662	3,016
Realized Commodity Prices:
Oil ($/BBL unhedged)	$65.10	$60.12	$56.04
Oil ($/BBL hedged)	$65.10	$60.12	$54.92
Natural gas ($/MCF)	$5.98	$6.18	$6.06

Total revenues were $16.5 million for the three months ended December 31, 2019, as compared to $14.7 million for the three months ended September 30, 2019 and $15.5 million for the three months ended December 31, 2018. The Company had a net loss of $2.5 million, or $0.04 per share (basic and diluted), for the three months ended December 31, 2019, as compared to net income of $1.1 million, or $0.02 per share (basic and diluted), for the three months ended September 30, 2019, and a net loss of $0.7 million, or $0.01 per share (basic and diluted), for the three months ended December 31, 2018. Capital expenditures and seismic and corporate expenditures totaled $4.7 million for the three months ended December 31, 2019, as compared to $10.2 million for the three months ended September 30, 2019 and $6.6 million for the three months ended December 31, 2018.

Adjusted EBITDAX for the three months ended December 31, 2019 was $8.5 million, as compared to $7.8 million for the three months ended September 30, 2019 and $6.2 million for the three months ended December 31, 2018.

2019 Annual Results of Operations

Total revenues were $67.4 million for the year ended December 31, 2019, as compared to $70.8 million for the year December 31, 2018. The Company had a net loss of $5.4 million, or $0.10 per share (basic and diluted), for the year ended December 31, 2019, as compared to a net loss of $5.2 million, or $0.10 per share (basic and diluted), for the year ended December 31, 2018. Capital expenditures and seismic and corporate expenditures totaled $31.0 million for the year ended December 31, 2019, as compared to $23.7 million for the year ended December 31, 2018.

Adjusted EBITDAX for the year ended December 31, 2019 was $39.2 million, as compared to $37.1 million for the year ended December 31, 2018.

Decline in Oil Prices, Effect on Liquidity and Going Concern

During 2019, the Company repaid its $20.4 million term loan (the “2017 Term Loan”) under the Company’s general credit agreement (the “Credit Agreement”) with DenizBank, A.S. (“DenizBank”) in full in accordance with its terms. Additionally, the Company repaid its $10.0 million term loan (the “2018 Term Loan”) with DenizBank in full accordance with its terms. The Company also entered into a $20.0 million term loan (the “2019 Term Loan”) with DenizBank under the Credit Agreement. Each term loan is described in the Company’s periodic reports filed from time to time with the Securities and Exchange Commission (the “SEC”).

The Company’s primary sources of liquidity for 2019 were its cash and cash equivalents, cash flow from operations, and borrowings under the 2019 Term Loan. At December 31, 2019, the Company had cash and cash equivalents of $9.7 million, $2.9 million in long-term debt, $17.1 million in short-term debt and a working capital surplus of $2.0 million, compared to cash and cash equivalents of $9.9 million, no long-term debt, $22.0 million in short-term debt and a working capital surplus of $2.5 million at December 31, 2018.

As of December 31, 2019, the Company had $20.0 million of debt and $46.1 million of 12% Series A Convertible Redeemable Preferred Shares (the “Series A Preferred Shares”) outstanding.

On March 9, 2020, the Company unwound its commodity derivative contracts with respect to its future crude oil production. In connection therewith, the Company received approximately $6.5 million of proceeds, which the Company used to pay down the 2019 Term Loan. After the pay down, the Company had approximately $10.6 million outstanding under the 2019 Term Loan.

In March 2020, crude oil prices declined to approximately $25 per barrel for Brent crude as a result of market concerns about the economic impact from the coronavirus (COVID-19) as well as the ability of OPEC and Russia to agree on a perceived need to implement further production cuts in response to weaker worldwide demand. The current futures forward curve for Brent crude indicates that prices may continue at or near current prices for an extended time. As a result, the Company has reduced its planned capital expenditures to those necessary for production lease maintenance and those projecting a return on invested capital at current prices. In order to mitigate the impact of reduced prices on its 2020 cash flows and liquidity, the Company plans to implement cost reduction measures to reduce its operating costs and general and administrative expenses. In connection therewith, the Company intends to prioritize funding operating expenditures over general and administrative expenditures, whenever possible.

Notwithstanding these measures, there remain risks and uncertainties regarding the Company’s ability to generate sufficient revenues at current oil prices to pay its debt obligations and accounts payable when due. As a result, there is substantial doubt about the Company’s ability to continue as a going concern.

Reserves Update and Comparison

The following table summarizes net proved, probable, and possible reserves at December 31, 2019 and 2018:

	2019 Reserves			2018 Reserves
	Oil and Condensate (Mbbl)	Natural Gas (Mmcf)	Total (Mboe)	Oil and Condensate (Mbbl)	Natural Gas (Mmcf)	Total (Mboe)
Reserves Category
Proved reserves
Proved developed	5,624	2,281	6,004	5,047	2,256	5,423
Proved undeveloped	4,635	185	4,666	4,929	184	4,960
Total proved	10,259	2,466	10,670	9,976	2,440	10,383
Probable reserves
Probable developed	920	815	1,056	901	787	1,032
Probable undeveloped	6,292	30	6,297	4,847	30	4,852
Total probable	7,212	845	7,353	5,748	817	5,884
Possible reserves
Possible developed	1,062	951	1,221	1,132	906	1,283
Possible undeveloped	5,680	33	5,686	5,072	32	5,077
Total possible	6,742	984	6,907	6,204	938	6,360

Estimates of reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes, and other factors. For more information regarding estimates of reserves, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

Proved Reserves

At December 31, 2019, estimated proved reserves were 10,670 MBOE, an increase of 287 MBOE, or 3%, compared to 10,383 MBOE at December 31, 2018. This increase was primarily attributable to the discovery of 1,059 MBOE of productive pay in the Beloka formation in the Yeniev Field. This increase was partially offset by 1,038 MBOE for volumes sold during 2019.

Operational Update

Southeastern Turkey

Molla

During 2020, the Company plans to continue its recompletion, workover, and production optimization plans in its producing fields, including Bahar, Yeniev, Goksu, Pinar, Southeast Bahar, Catak, and Karagoz. Drilling additional wells will be dependent on oil prices.

Bahar Field

In the first quarter of 2020, the Company started construction of phase II electrification of the Bahar field to replace diesel generated power with gas generated power, which will be distributed to each well in the field. The phase II electrification is expected to be completed and operational in the second quarter of 2020.

Goksu Field

The Company whipstocked the Goksu-4H well in January 2020. The well was re-drilled to a total depth of 5,720 feet. Although the Company encountered high permeability in the Mardin formation, tests did not indicate commercial quantities of oil.

Arpatepe Field

In the first quarter of 2020, the Company started implementation of a full field waterflood of the Arpatepe field. The Company plans to recomplete four wells in the field as water injection wells and one well as a water source well. Additionally, the Company plans to build a central facility and gathering system to handle increased volumes.

Selmo

During 2020, the Company plans to continue its recompletion, workover, and production optimization operations in the Selmo field.

Bulgaria

The Company is currently evaluating future activity in Bulgaria.

Sale of Petrogas

On February 24, 2020, the Company sold the shares in its wholly-owned subsidiary Petrogas Petrol Gaz ve Petrokemya Urunleri Insaat Sanayive Ticaret A.S. (“Petrogas”), which held the Edirne, Dogu Adatepe, Adatepe, and Gocerler production leases (the “Petrogas Leases”) and 14 employees, to Reform Ham Petrol Dogal Gaz Arama Uretim Sanayi ve Ticaret A.S. in exchange for $1.5 million and a release of all plugging and abandonment obligations for 65 wells on the Petrogas Leases and certain former leases. During 2019, average production for the Petrogas Leases was approximately 500 MCF per day or 83 BOEPD.

Conference Call

The Company will host a live webcast and conference call on Thursday, March 26, 2020 at 7:30 a.m. Central time (8:30 a.m. Eastern time) to discuss the Company’s 2019 annual and fourth quarter financial results and provide an operations update. Investors who would like to participate in the conference call should call (877) 878-2762 or (678) 809-1005 approximately ten minutes prior to the scheduled start time and ask for the TransAtlantic conference call. The conference ID is 1354568.

A live webcast of the conference call and replay will be available through the Company’s website at www.transatlanticpetroleum.com. To access the webcast and replay, click on “Investors,” select “Events and Presentations,” and click on “Listen to webcast” under the event list. The webcast requires IOS, Microsoft Windows Media Player, or RealOne Player.

A telephonic replay of the call will be available through March 28, 2020 and may be accessed by dialing (855) 859 -2056 or (404) 537-3406. The conference ID is 1354568.

TransAtlantic Petroleum Ltd.

Consolidated Statements of Comprehensive Income (Loss)

(U.S. Dollars and shares in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Oil and natural gas sales	$16,292	$15,409	$66,829	$70,268
Other	179	116	551	521
Total revenues	16,471	15,525	67,380	70,789
Costs and expenses:
Production	3,298	2,789	11,674	10,769
Transportation costs	1,299	1,280	5,101	4,665
Exploration, abandonment and impairment	–	8	6,267	401
Seismic and other exploration	97	149	330	489
General and administrative	3,538	5,057	11,785	14,719
Depreciation, depletion and amortization	3,048	3,386	13,227	14,059
Accretion of asset retirement obligations	56	50	213	174
Total costs and expenses	11,336	12,719	48,597	45,276
Operating income	5,135	2,806	18,783	25,513
Other (expense) income:
Interest and other expense	(2,656)	(2,399)	(10,667)	(10,048)
Interest and other income	171	240	947	1,082
(Loss) gain on commodity derivative contracts	(936)	3,359	(966)	(1,797)
Foreign exchange loss	(2,384)	(3,305)	(4,569)	(10,292)
Total other expense	(5,805)	(2,105)	(15,255)	(21,055)
Income (loss) before income taxes	(670)	701	3,528	4,458
Current income tax expense	(476)	(139)	(3,119)	(2,820)
Deferred income tax expense	(1,379)	(1,277)	(5,775)	(6,854)
Net loss	(2,525)	(715)	(5,366)	(5,216)
Other comprehensive income (loss):
Foreign currency translation adjustment	(1,492)	5,962	(5,326)	(17,255)
Comprehensive (loss) income	$(4,017)	$5,247	$(10,692)	$(22,471)

Net loss per common share:
Basic net loss per common share	$(0.04)	$(0.01)	$(0.10)	$(0.10)
Weighted average common shares outstanding	57,758	50,625	55,134	50,505
Diluted net loss per common share	$(0.04)	$(0.01)	$(0.10)	$(0.10)
Weighted average common and common equivalent shares outstanding	57,758	50,625	55,134	50,505

TransAtlantic Petroleum Ltd.

Summary of Consolidated Statements of Cash Flows

(in thousands of U.S. Dollars)

	For the Twelve Months Ended December 31,
	2019	2018
Net cash provided by operating activities	$33,203	$28,695
Net cash used in investing activities	(30,830)	(26,532)
Net cash used in financing activities	(1,092)	(6,636)
Effect of exchange rate changes on cash	(1,504)	(5,931)
Net decrease in cash, cash equivalents, and restricted cash	$(223)	$(10,404)

TransAtlantic Petroleum Ltd.

Summary Consolidated Balance Sheets

(in thousands of U.S. Dollars, except share data)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$9,664	$9,892
Accounts receivable, net
Oil and natural gas sales	13,299	12,912
Joint interest and other	1,218	982
Related party	561	878
Prepaid and other current assets	12,375	8,696
Note receivable - related party	–	5,828
Inventory	7,091	5,167
Total current assets	44,208	44,355
Property and equipment:
Oil and natural gas properties (successful efforts method)
Proved	167,948	163,006
Unproved	12,978	15,695
Equipment and other property	10,202	14,408
	191,128	193,109
Less accumulated depreciation, depletion and amortization	(106,610)	(105,850)
Property and equipment, net	84,518	87,259
Other long-term assets:
Other assets	3,827	986
Note receivable - related party	3,951	–
Total other assets	7,778	986
Total assets	$136,504	$132,600

LIABILITIES, SERIES A PREFERRED SHARES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,555	$3,896
Accounts payable - related party	4,262	2,922
Accrued liabilities	15,244	13,073
Derivative liability	966	–
Loans payable	17,143	22,000
Total current liabilities	42,170	41,891
Long-term liabilities:
Asset retirement obligations	4,749	4,667
Accrued liabilities	10,370	7,259
Deferred income taxes	22,728	20,314
Loans payable	2,857	–
Total long-term liabilities	40,704	32,240
Total liabilities	82,874	74,131
Commitments and contingencies
Series A preferred shares, $0.01 par value, 100,000 shares authorized; 100,000 shares issued and outstanding with a liquidation preference of $50 per share as of December 31, 2019 and 426,000 shares authorized; 426,000 shares issued and outstanding with a liquidation preference of $50 per share as of December 31, 2018	5,000	21,300
Series A preferred shares-related party, $0.01 par value, 821,000 shares authorized; 821,000 shares issued and outstanding with a liquidation preference of $50 per share as of December 31, 2019 and 495,000 shares authorized; 495,000 shares issued and outstanding with a liquidation preference of $50 per share as of December 31, 2018	41,050	24,750
Shareholders' equity:
Common shares, $0.10 par value, 200,000,000 shares authorized; 52,413,588 shares and 50,319,156 shares issued and outstanding as of December 31, 2018 and 2017, respectively	6,223	5,241
Treasury shares	(970)	(970)
Additional paid-in-capital	582,359	577,488
Accumulated other comprehensive loss	(147,347)	(142,021)
Accumulated deficit	(432,685)	(427,319)
Total shareholders' equity	7,580	12,419
Total liabilities, Series A preferred shares and shareholders' equity	$136,504	$132,600

Reconciliation of Net Loss to Adjusted EBITDAX (Unaudited)

(in thousands of U.S. Dollars)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net (loss) income	$(2,525)	$1,070	$(715)	$(5,366)	$(5,216)
Adjustments:
Interest and other income, net	2,485	2,399	2,159	9,720	8,966
Income tax expense	1,855	250	1,416	8,894	9,674
Exploration, abandonment, and impairment	-	488	8	6,267	401
Seismic and other exploration expense	97	48	149	330	489
Foreign exchange loss	2,384	797	3,305	4,569	10,292
Share-based compensation expense	121	119	115	419	455
Loss (gain) on derivative contracts	936	(403)	(3,359)	966	1,797
Cash settlements on commodity derivative contracts	-	-	(302)	-	(4,012)
Accretion of asset retirement obligation	56	56	50	213	174
Depreciation, depletion, and amortization	3,048	3,021	3,386	13,227	14,059
Adjusted EBITDAX	$8,457	$7,845	$6,212	$39,239	$37,079

Adjusted EBITDAX (“Adjusted EBITDAX”) is a non-GAAP financial measure that represents net (loss) income plus interest and other income, net, income tax expense, exploration, abandonment, and impairment, seismic and other exploration expense, foreign exchange loss, share-based compensation expense, loss (gain) on derivative contracts, cash settlements on commodity derivative contracts, accretion of asset retirement obligation, depreciation, depletion, and amortization, and net other items.

The Company believes Adjusted EBITDAX assists management and investors in comparing the Company’s performance on a consistent basis without regard to depreciation, depletion, and amortization, impairment of oil and natural gas properties, exploration expenses, and foreign exchange gains and losses among other items, which can vary significantly from period to period. In addition, management uses Adjusted EBITDAX as a financial measure to evaluate the Company’s operating performance.

Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income or income prepared in accordance with GAAP. Net income or income may vary materially from Adjusted EBITDAX. Investors should carefully consider the specific items included in the computation of Adjusted EBITDAX.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning the Company’s ability to continue as a going concern, its drilling program, the evaluation of its prospects in Turkey and Bulgaria, the drilling, completion, and cost of wells, the production and sale of oil and natural gas, and the holding of an earnings conference call, as well as other expectations, plans, goals, objectives, assumptions, and information about future events, conditions, exploration, production, results of operations, and performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates, and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, the Company’s ability to continue as a going concern; well development results; access to sufficient capital; market prices for natural gas, natural gas liquids, and oil products, including price changes resulting from coronavirus fears as well as oil oversupply concerns; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids, and oil products, including price changes resulting from coronavirus fears as well as oil oversupply concerns; the results of exploration and development drilling and related activities; the effects of the coronavirus on our operations, demand for oil and natural gas as well as governmental actions in response to the coronavirus; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities; the unwinding of the Company’s hedges against a decline in the price of oil; receipt of required approvals; increases in taxes; legislative and regulatory initiatives relating to fracture stimulation activities; changes in environmental and other regulations; renegotiations of contracts; political uncertainty, including sanctions, armed conflicts, and actions by insurgent groups; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the SEC.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events, or otherwise, unless so required by applicable securities laws.

Note on BOE

Barrels of oil equivalent, or BOE, are derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet of natural gas (“MCF”) to one stock tank barrel, or 42 U.S. gallons liquid volume (“BBL”), of oil. A BOE conversion ratio of six MCF to one BBL is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. BOE may be misleading, particularly if used in isolation.

Contacts:

Tabitha T. Bailey

Vice President, General Counsel and Corporate Secretary

(214) 265-4708

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com